NOTICE OF MEETING

The Annual and Special Meeting of Shareholders of Agrium Inc. (the “Corporation”) will be held:

When:	Wednesday, May 7, 2014	Where:	Agrium Place
	11:00 a.m. (Calgary time)		Main Floor Rotunda
13131 Lake Fraser Drive S.E.
Calgary, Alberta T2J 7E8

Items of business

The following items of business will be covered, as more fully described in the attached management proxy circular:

1.	receive our audited consolidated financial statements and the auditors’ report thereon for the 2013 financial year;
2.	elect the directors;
3.	appoint the auditors for the 2014 financial year;
4.	vote, on a non-binding advisory basis, on a resolution to accept the Corporation’s approach to executive compensation;
5.	vote on a resolution to confirm amendments to our General By-Law No. 1;
6.	vote on a resolution to confirm an Advance Notice By-Law for nominations of directors by shareholders in certain circumstances;
7.	vote on a resolution to amend the Corporation’s Stock Option Plan to increase the number of authorized common shares to be reserved for issuance thereunder and to ratify the grant of an aggregate of 531,687 stock options issued thereunder; and
8.	transact any other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Who has the right to vote

You are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting if you are a shareholder of record at the close of business on March 19, 2014.

Your vote is important

The attached management proxy circular includes important information about the meeting and the voting process. Please read it carefully and remember to vote.

To be used at the meeting, completed proxies must be returned to CST Trust Company, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1 so that they arrive by 11:00 a.m. (Calgary time) on Monday, May 5, 2014, or, if the meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date of the adjourned or postponed meeting. Late proxies may be accepted or rejected by the Chair of the meeting at his or her discretion, and the Chair of the meeting is under no obligation to accept or reject any particular late proxy. The Chair of the meeting may waive or extend the proxy cut-off without notice.

Non-registered shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their intermediaries with respect to the procedures to be followed for voting.

Questions

If you have any questions or need assistance to vote, please contact our proxy solicitation agent, CST Phoenix Advisors, by email at inquiries@phoenixadvisorscst.com or by telephone at 1-866-822-1242 (toll-free within Canada or the United States) or 1-201-806-2222 (for collect calls outside Canada and the United States).

By Order of the Board of Directors

Gary J. Daniel
Corporate Secretary
March 19, 2014